EXHIBIT 5.1

DLA Piper Rudnick Gray Cary US LLP 4365 Executive Drive Suite 1100 San Diego, California 92121-2133 T 858.677.1400 F 858.677.1401 W www.dlapiper.com
August 25, 2006
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Ladies and Gentlemen:
As legal counsel for Tvia, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, (the “Registration Statement”) of up to (i) 7,180,806 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Amended and Restated Tvia, Inc. 2000 Stock Incentive Plan (the “Plan”) and (ii) 1,000,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted to Eli Porat, the Company’s Chief Executive Officer and President, and Chairman of the Board of Directors of the Company.
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.
Based on such examination, we are of the opinion that (i) the 7,180,806 shares of Common Stock which may be issued under the Plan are duly authorized shares of the Company’s Common Stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable, and (ii) the 1,000,000 shares of Common Stock which may be issued to Mr. Porat are duly authorized shares of the Company’s Common Stock and, when issued against receipt of the consideration therefore, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.
Respectfully submitted,
/s/ DLA Piper Rudnick Gray Cary us llp